Exhibit 4.21(b)

SIDE LETTER No. 2

To:	UNICORN MOON PTE. LTD.

UNICORN SUN PTE. LTD.

as Borrowers

GRINDROD SHIPPING HOLDINGS LTD.

as Parent Guarantor

8 May 2020

Dear Sirs

Facility Agreement dated 21 December 2018

We refer to the facility agreement dated 21 December 2018, as amended and supplemented by a side letter dated 28 June 2019, (the "Facility Agreement") and made between (i) Unicorn Moon Pte. Ltd. and Unicorn Sun Pte. Ltd. as joint and several borrowers and hedge guarantors (the "Borrowers"), (ii) Grindrod Shipping Holdings Pte. Ltd. as parent guarantor (the "Parent Guarantor"), (iii) NIBC Bank N.V. as arranger, (iv) the financial institutions listed in Part B of Schedule 1 therein as lenders (the "Lenders"), (vii) the financial institutions listed in Part B of Schedule 1 therein as hedge counterparties, (viii) NIBC Bank N.V. as facility agent (the "Facility Agent") and (ix) NIBC Bank N.V. as security agent relating to a facility in the amount of US$29,900,000 for the purposes of financing the acquisition cost of ships now owned by the Borrowers.

Words and expression defined in the Facility Agreement shall have the same meanings when used in this letter unless otherwise defined or the context otherwise requires.

We are writing to you in our capacity as Facility Agent and as Security Agent.

The Obligors have requested that certain amendments be made to the financial covenants set out in Clause 22 (Financial Covenants) of the Facility Agreement.

The Finance Parties have agreed to accede to this request and this letter sets out the terms and conditions on which the Finance Parties agree, with effect on and from the date of this letter, to amend the terms of the Facility Agreement.

1	Interpretation

1.1	Application of construction and interpretation provisions of Facility Agreement

Clause 1.2 (Construction) of the Facility Agreement applies to this letter as if it were expressly incorporated in it with any necessary modifications.

1.2	Designation as a Finance Document

The Borrower and the Facility Agent designate this letter as a Finance Document.

1.3	Third party rights

Unless provided to the contrary in a Finance Document, a person who is not a Party to this letter has no right under the Third Parties Act to enforce or to enjoy the benefit of any term of this letter.

2	Agreement of the FINANCE Parties

2.1	Agreement of the Finance Parties

The Finance Parties agree, subject to and upon the terms and conditions of this letter, to amend the financial covenants set out in clause 22 (Financial Covenants) of the Facility Agreement.

2.2	Effective Date

The agreement of the Finance Parties contained in Clause 2.1 (Agreement of the Finance Parties) shall have effect on and from the date of this letter.

3	Specific amendments to the facility agreement

From the date of this letter, the Parties agree that the definitions of "Current Assets" and "Current Liabilities" set out in clause 22.2 (Financial covenants definitions) of the Facility Agreement shall be deleted and replaced by the following:

""Current Assets" means the current assets (including Cash and Cash Equivalents) of the Parent Guarantor on a consolidated basis as stated in the Latest Accounts and determined in accordance with IFRS (but excluding any adjustments made for IFRS 16);"; and

""Current Liabilities" means the current liabilities of the Parent Guarantor on a consolidated basis as stated in the Latest Accounts and determined in accordance with IFRS (but excluding any adjustments made for IFRS 16);".

4	Representations

4.1	Facility Agreement representations

Each Obligor makes the representations and warranties set out in clause 18 (Representations) of the Facility Agreement, as amended and supplemented by this letter and updated with appropriate modifications to refer to this letter, by reference to the circumstances then existing on the date of this letter.

4.2	Finance Document representations

Each Obligor makes the representations and warranties set out in the Finance Documents (other than the Facility Agreement) to which it is a party, as amended and supplemented by this letter and updated with appropriate modifications to refer to this letter, by reference to the circumstances then existing on the date of this letter.

5	Amendments to Finance Documents

5.1	Amendments to Finance Documents

With effect on and from the date of this letter the Facility Agreement and each other Finance Document shall be, and shall be deemed by this letter to be, amended as follows:

(a)	the definition of, and references throughout to, each Finance Document shall be construed as if the same referred to that Finance Document as amended and supplemented by this letter; and

(b)	by construing references throughout to "this Agreement", "this Deed" and other like expressions as if the same referred to such Finance Document as amended and supplemented by this letter.

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5.2	Finance Documents to remain in full force and effect

(a)	The Finance Documents shall remain in full force and effect as amended and supplemented by such further or consequential modifications as may be necessary to give full effect to the terms of this letter.

(b)	Except to the extent expressly waived by the amendments effected by this letter, no waiver is given by this letter and the Finance Parties expressly reserve all their rights and remedies in respect of any breach of or other Default under the Finance Documents.

5.3	Obligor Confirmation

By its countersignature of this letter, each Obligor:

(a)	confirms its acceptance of the amendments effected by this letter;

(b)	agrees that it is bound as an Obligor;

(c)	confirms that the definition of, and references throughout each of the Finance Documents to, the Facility Agreement and any of the other Finance Documents shall be construed as if the same referred to the Facility Agreement and those Finance Documents as amended and supplemented by this Agreement;

(d)	(if it is the Parent Guarantor or a Hedge Guarantor) confirms that its guarantee and indemnity:

(i)	continues to have full force and effect on the terms of the Facility Agreement as amended and supplemented by this letter; and

(ii)	extends to the obligations of the relevant Obligors under the Finance Documents as amended and supplemented by this letter.

5.4	Security confirmation

By its countersignature of this letter, each Obligor confirms that:

(a)	any Security created by it under the Finance Documents extends to the obligations of the relevant Obligors under the Finance Documents as amended and supplemented by this Agreement;

(b)	the obligations of the relevant Obligors under the Facility Agreement as amended and supplemented by this letter are included in the Secured Liabilities (as defined in the Security Documents to which it is a party); and

(c)	the Security created under the Finance Documents continues in full force and effect on the terms of the respective Finance Documents.

6	Further Assurance

6.1	Further assurance

Each Obligor shall (and shall procure that each other Transaction Obligor will) promptly, and in any event within the time period specified by the Facility Agent do all such acts (including procuring or arranging any registration, notarisation or authentication or the giving of any notice) or execute or procure execution of all such documents (including assignments, transfers, mortgages, charges, notices, instructions, acknowledgements, proxies and powers of attorney), as the Facility Agent may specify (and in such form as the Facility Agent may require in favour of the Facility Agent or its nominee(s)) to implement the terms and provisions of this letter.

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6.2	Additional corporate action

At the same time as a Transaction Obligor delivers to the Facility Agent or Security Agent any document executed under this Clause 6 (Further Assurance), that Party shall deliver to the Facility Agent or Security Agent as applicable a certificate signed by two of that Party's directors or officers which shall:

(a)	set out the text of a resolution of that Party's directors specifically authorising the execution of the document specified by the Facility Agent or the Security Agent as applicable; and

(b)	state that either the resolution was duly passed at a meeting of the directors validly convened and held, throughout which a quorum of directors entitled to vote on the resolution was present, or that the resolution has been signed by all the directors of officers and is valid under that Party's articles of association or other constitutional documents.

7	FEE, Costs and Expenses

(a)	Clause 16.2 (Amendment costs) of the Facility Agreement, as amended and supplemented by this letter, applies to this letter as if it were expressly incorporated in it with any necessary modifications.

(b)	The Borrowers shall pay to the Facility Agent for distribution to the Lenders in proportion to their respective Commitments as a percentage of the Total Commitments a waiver fee equal to the higher of (a) US$2,500 and (b) the equivalent fee payable in connection with the Other Facility Agreement (as defined in clause 22.2 (Financial covenant definitions) of the Facility Agreement. Said fee shall be payable on or before 31 May 2020 or as may otherwise be agreed between the Borrowers and the Facility Agent.

8	Notices

Clause 38 (Notices) of the Facility Agreement, as amended and supplemented by this letter, applies to this letter as if it were expressly incorporated in it with any necessary modifications.

9	Counterparts

This letter may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this letter.

10	Governing Law

This letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

11	Enforcement

11.1	Jurisdiction

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this letter (including a dispute regarding the existence, validity or termination of this letter or any non-contractual obligation arising out of or in connection with this letter) (a "Dispute").

(b)	The Obligors accept that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly the Obligors will not argue to the contrary.

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(c)	This Clause 11.1 (Jurisdiction) is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

11.2	Service of process

Each Obligor irrevocably appoints Grindrod Shipping Services UK Ltd, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with this letter.

This letter has been entered into on the date stated at the beginning of this letter.

Yours faithfully

/s/ Anneke van der Spek	Anneke van der Spek
For and on behalf of
NIBC BANK N.V.
as Facility Agent

/s/ Hans Nagtegaal	Hans Nagtegaal
For and on behalf of
NIBC BANK N.V.
as Security Agent

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We hereby acknowledge and agree to the terms of the above letter:

/s/ Stephen William Griffiths	Stephen William Griffiths
For and on behalf of
UNICORN MOON PTE. LTD.
as a Borrower

/s/ Stephen William Griffiths	Stephen William Griffiths
For and on behalf of
UNICORN SUN PTE. LTD.
as a Borrower

/s/ Stephen William Griffiths	Stephen William Griffiths
For and on behalf of
GRINDROD SHIPPING HOLDINGS LTD.
as Parent Guarantor

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